UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2017

Foundation Medicine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36086	27-1316416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 418-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2017, Foundation Medicine, Inc. (the “Company”) entered into an Amendment Letter Agreement (the “Amendment”) with Roche Finance Ltd (“Roche”), amending the Credit Facility Agreement, dated August 2, 2016, between the Company and Roche (the “Existing Credit Facility” and as amended by the Amendment, the “Roche Credit Facility”). The effectiveness of the Amendment is subject to certain customary closing conditions. Roche is an affiliate of Roche Holdings, Inc., the Company’s majority stockholder.

The Amendment amends certain provisions of the Existing Credit Facility to provide for an extension of the period during which the Company may borrow funds from three to four years, ending August 2, 2020 (the “Draw Period”), and an increase in the available funds from $100 million to $200 million, of which $80 million is available immediately, $70 million will be available upon the achievement of certain milestones, and $50 million will be available upon the achievement of certain additional milestones. Pursuant to the Amendment, loans made under the Roche Credit Facility will bear interest at 6.5% per annum, as compared to 5% under the Existing Credit Facility. The Company shall pay Roche quarterly during the Draw Period and for six months thereafter accrued interest on the outstanding principal of the loans. Beginning six months after the Draw Period and for five years thereafter, the Company shall pay Roche quarterly equal payments of principal, with accrued interest, in arrears until maturity of the Roche Credit Facility on February 02, 2026 (the “Final Maturity Date”). The Company shall also pay Roche a quarterly commitment fee of 0.4% per annum on the available commitment until the end of the Draw Period, as compared to 0.3% under the Existing Credit Facility. In addition, the prepayment fees and schedules were revised to be 4% of the prepaid amount during the Draw Period, 3% for the next 30 months, 2% for the next 12 months, 1% for the next 12 months, and no prepayment penalty during the last 12 months immediately prior to the Final Maturity Date. The other provisions of the Existing Credit Facility remain substantially unchanged.

The Roche Credit Facility is secured by a lien on all of the Company’s tangible and intangible personal property, including, but not limited to, shares of its subsidiaries (65% of the equity interests in the case of foreign subsidiaries), intellectual property, insurance, trade and intercompany receivables, inventory and equipment and contract rights, and all proceeds and products thereof (other than certain excluded assets).

The Roche Credit Facility contains certain affirmative covenants, including, among others, obligations for the Company to provide monthly and annual financial statements, to meet specified minimum cash requirements, to provide tax gross-up and indemnification protection, and to comply with laws. The Roche Credit Facility also contains certain negative covenants, including, among others, restrictions on the Company’s ability to dispose of certain assets, to acquire another company or business, to encumber or permit liens on certain assets, to incur additional indebtedness (subject to customary exceptions) and to pay dividends on the Company’s common stock.

The Roche Credit Facility also provides for a number of events of default, including, among others, defaults due to non-payment, bankruptcy, failure to comply with covenants, breaches of a representation and warranty, change of control, or material adverse effect and judgment defaults. The Roche Credit Facility is governed under the laws of Switzerland.

The foregoing summary of the Roche Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference, and by reference to the full text of the Credit Facility Agreement, dated as of August 2, 2016, by and between the Company and Roche, which was attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 2, 2016.

Item 2.02. Results of Operations and Financial Condition.

On August 1, 2017, Foundation Medicine, Inc. issued a press release announcing its financial and operating results for the quarter ended June 30, 2017. A copy of the press release is being furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 of this Current Report on Form 8-K regarding the Roche Credit Facility is hereby incorporated in its entirety into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment Letter Agreement, dated as of July 31, 2017, by and between Foundation Medicine, Inc. and Roche Finance Ltd.

99.1	Press release issued by Foundation Medicine, Inc. dated August 1, 2017, furnished hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2017	FOUNDATION MEDICINE, INC.

	By:	/s/ Robert W. Hesslein
Robert W. Hesslein
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment Letter Agreement, dated as of July 31, 2017, by and between Foundation Medicine, Inc. and Roche Finance Ltd.

99.1	Press release issued by Foundation Medicine, Inc. dated August 1, 2017, furnished hereto.